Exhibit 99.1

FOR IMMEDIATE RELEASE

JDS UNIPHASE ACQUIRES E2O COMMUNICATIONS,

EXPANDS DATA COMMUNICATIONS CAPABILITIES

San Jose, California —May 17, 2004 - JDS Uniphase (NASDAQ: JDSU and TSX: JDU) today announced the acquisition of E2O Communications, Inc. As a result of the acquisition, JDS Uniphase expects to strengthen its position in the optical data communications market with an expanded customer base and important new technologies, while gaining greater operational efficiencies.

Under the terms of the agreement, which closed today, JDS Uniphase acquired E2O Communications for approximately $60 million in cash. Founded in 1998 and headquartered in Calabasas, CA, E2O develops and manufactures optical transceivers to support Fast Ethernet, Gigabit Ethernet, 10 Gigabit Ethernet, 1X-4X Fibre Channel, 10 Gigabit Fibre Channel, ESCON, ATM and SONET.  E2O is a supplier to major datacom customers, including seven that are additive to JDS Uniphase’s customer base. E2O revenue in recent quarters has been in excess of $5M.

“E2O has been an excellent supplier to us and we now look forward to continuing and expanding that relationship with JDS Uniphase,” said Bob Finley, vice president of manufacturing for McDATA Corporation. “We have already met with members of the JDS Uniphase integration team, and have taken the first steps in planning for the acquisition.”

The data communications market has been one of the fastest growing areas in optical communications. Ethernet and Fibre Channel unit sales are expected to increase from about 10 million units in 2003 to about 14 million units in 2005, according to the 2003 forecast of optical communication industry research firm RHK, Inc. The acquisition of E2O provides a complementary customer set to JDS Uniphase, immediately enhancing its leadership position in this important market.

“JDS Uniphase is committed to leadership in the data communications market,” said Don Bossi, president of JDS Uniphase’s Transmission Products Group. “The acquisition of E2O provides JDS Uniphase with additional expertise in low cost manufacturing, greater economy of scale, and other infrastructure cost synergies that we believe will lower costs now and for the future. We believe these synergies and the strong cultural fit between the two companies make this a lower-risk path to expand our role in one of our fastest growing markets.”

H.C. Lee, Ph. D., president and chief executive officer of E2O, will join JDS Uniphase as vice president of the combined datacom business unit, reporting to Don Bossi.  In addition to key leadership and customer account managers, E2O also brings strong research and development capabilities and leading technology, such as their long wavelength vertical cavity surface emitting laser (VCSEL), which offers a breakthrough in enabling 10 Gb/s enterprise and other applications. E2O successfully demonstrated their long wave VCSEL at the Optical Fiber and Communication (OFC) Conference in February.

About JDS Uniphase

JDS Uniphase Corporation, a worldwide leader in optical technology, designs and manufactures products for fiberoptic communications, as well as for markets where its core optics technologies provide innovative solutions for industrial, commercial and consumer applications.  The Company’s fiberoptic components and modules are deployed by system manufacturers for the data communications, telecommunications and cable television industries. The Company also offers products for display, security, medical/environmental instrumentation, decorative, aerospace and defense applications. More information is available at www.jdsu.com.

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. Such forward-looking statements include, but are not limited to (i) the expected benefits of the acquisition, including, without limitation, expected cost savings, product sales, customer enhancement, economies of scale and new products or technologies, as well as the expected lower level of risk associated with the transaction, and (ii) expectations regarding the growth of the data communications industry, particularly Fiber Channel and Ethernet. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. Risks and uncertainties that could cause actual results to differ materially from such forward-looking statements include, but are not limited to, the risks that (a) the acquired business will not be effectively integrated, or that such integration may be more costly or time-consuming than expected, (b) the acquired business may not achieve expected financial results or otherwise perform as expected, (c) the products and technology of the acquired business may not perform as expected, may be more costly to manufacture and sell than anticipated or may  not be accepted or purchased by our customers, (d) expected customer demand for products of the acquired business may be unfounded, (e) Ethernet and Fibre Channel unit sales volumes may not increase or may decline, (f) the acquisition may not lead to greater operational efficiencies, reductions in cost, or greater economies of scale, and (g) those risks discussed from time to time in reports filed by JDS Uniphase Corporation with the Securities and Exchange Commission. The forward-looking statements contained in this news release are made as of the date hereof and JDS Uniphase Corporation assumes no obligation to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

General Inquiries: Contact your JDS Uniphase Representative or call 800-498-5378 in North America or + 800-5378-5378 outside of North America.

Media: Pamela Sufi, Corporate Communications, 408-546-4714 or pam.sufi@jdsu.com

Investors: Brooke Deterline, Investor Relations, 408-546-4421, brooke.deterline@jdsu.com

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